Exhibit 11

WEIGHTED-AVERAGE SHARES OUTSTANDING FOR THE
COMPUTATION OF PER SHARE EARNINGS

The following is a computation of the weighted-average number of shares outstanding which is used in the computation of per share earnings for Luby's, Inc. for the two quarters ended February 11, 2004, and February 12, 2003.
Quarter ended February 11, 2004:
22,470,004 x shares outstanding for 84 days	1,887,480,336
Divided by total number of days	84

Weighted-average number of shares outstanding - basic	22,470,004

Quarter ended February 12, 2003:
22,448,574 x shares outstanding for 72 days	1,616,297,328
22,456,296 x shares outstanding for 12 days	269,475,552

Total	1,885,772,880
Divided by total number of days	84

Weighted-average number of shares outstanding - basic	22,449,677

Two Quarters ended February 11, 2004
22,470,004 shares outstanding for 168 days	3,774,960,672
Divided by total number of days	168

Weighted-average number of shares outstanding - basic	22,470,004

Two Quarters ended February 12, 2003:
22,433,043 shares outstanding for 58 days	1,301,116,494
22,448,574 shares outstanding for 98 days	2,199,960,252
22,456,296 shares outstanding for 12 days	269,475,552

Total	3,770,552,298
Divided by total number of days	168

Weighted-average number of shares outstanding - basic	22,443,764